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UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

(X) Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

1.  Name and Address of Reporting Person

    Pequot Private Equity Fund, L.P.
    354 Pequot Avenue
    Southport, CT  06490

2.  Issuer Name and Ticker or Trading Symbol

    Digital Generation Systems, Inc.
    DGIT

3.  IRS Number of Reporting Person (Voluntary)

4.  Statement for Month/Year

    11/97

5.  If Amendment, Date of Original (Month/Year)


6. Relationship of Reporting Person(s)to Issuer (Check all applicable)
    ( ) Director  (  ) 10% Owner  ( ) Officer (give title below)
    (X) Other (specify below) (1)

7.  Individual or Joint/Group Filing (check Applicable Line)
      X    Form filed by One Reporting Person
           Form filed by More than One Reporting Person




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
                                         TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED,
                                               DISPOSED OF, OR BENEFICIALLY OWNED

1. Title of Security| 2. Transaction| 3. Transaction| 4. Securities         | 5. Amount of       | 6. Ownership  |7.  Nature of |
   (Instr. 3)       |    Date       |    Code       |    Acquired (A)       |    Securities      |    Form:      |    Indirect  |
                    |               |    (Instr. 8) |    or Disposed        |    Beneficially    |    Direct (D) |    Beneficial|
                    |    (Month/    |               |    of (D)             |    Owned at End    |    or Indirect|    Ownership |
                    |    Day/       |               |    (Instr. 3,4,       |    of Month        |    (I)        |    (Instr. 4)|
                    |    Year)      |               |    and 5)             |    (Instr. 3 and 4)|    (Instr. 4) |              |
                    |               |          |    |          |(A) or|     |                    |               |              |
                    |               |    Code  | V  |    Amount|(D)   |Price|                    |               |              |
_________________________________________________________________________________________________________________________________
---------------------------------------------------------------------------------------------------------------------------------

                                                         NOT APPLICABLE




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
                                           TABLE II -- DERIVATIVE SECURITIES ACQUIRED,
                                               DISPOSED OF, OR BENEFICIALLY OWNED

1. Title of        | 2. Conver-  | 3. Trans-  | 4. Trans-  | 5. Number of    | 6. Date Exer-     | 7. Title and Amount |
   Derivative      |    sion or  |    action  |    action  |    Derivative   |    cisable and    |    of Underlying    |
   Security        |    Exercise |    Date    |    Code    |    Securities   |    Expiration     |    Securities       |
   (Instr. 3)      |    Price of |    (Month/ |    (Instr. |    Acquired     |    Date           |    (Instr. 3 and 4) |
                   |    Deri-    |    Date/   |    8)      |    (A) or       |    (Month/Day/    |                     |
                   |    vative   |    Year)   |            |    Disposed of  |    Year)          |                     |
                   |    Security |            |            |    (D) (Instr.  |                   |                     |
                   |             |            |            |    3, 4 and 5)  |                   |                     |
                   |             |            |____________|_________________|___________________|_____________________|
                   |             |            |      |     |      |           |        |         |        |            |
                   |             |            |      |     |      |           | Date   | Expira- |        | Amount or  |
                   |             |            |      |     |      |           | Exer-  | tion    |        | Number of  |
                   |             |            | Code |  V  |  (A) |  (D)      | cisable          | Date   | Title      |
___________________|_____________|____________|______|_____|______|___________|________|_________|________|____________|
                   |             |            |      |     |      |           |        |         |        |            |
Series A           |N/A          |10/1/97     |J(1)  |     |      |1,487,733  |Immedi- |         |Common  |            |
Convertible        |             |            |      |     |      |           |ately   |         |Shares  |            |
Preferred Stock    |             |            |      |     |      |           |        |         |No Par  |            |
                   |             |            |      |     |      |           |        |         |Value   |            |
                   |             |            |      |     |      |           |        |         |        |            |
___________________|_____________|____________|______|_____|______|___________|________|_________|________|____________|
                   |             |            |      |     |      |           |        |         |        |            |
___________________|_____________|____________|______|_____|______|___________|________|_________|________|____________|
                   |             |            |      |     |      |           |        |         |        |            |
___________________|_____________|____________|______|_____|______|___________|________|_________|________|____________|
                   |             |            |      |     |      |           |        |         |        |            |
___________________|_____________|____________|______|_____|______|___________|________|_________|________|____________|
                   |             |            |      |     |      |           |        |         |        |            |
___________________|_____________|____________|______|_____|______|___________|________|_________|________|____________|
                   |             |            |      |     |      |           |        |         |        |            |
___________________|_____________|____________|______|_____|______|___________|________|_________|________|____________|
                   |             |            |      |     |      |           |        |         |        |            |
___________________|_____________|____________|______|_____|______|___________|________|_________|________|____________|
                   |             |            |      |     |      |           |        |         |        |            |
___________________|_____________|____________|______|_____|______|___________|________|_________|________|____________|
                   |             |            |      |     |      |           |        |         |        |            |
___________________|_____________|____________|______|_____|______|___________|________|_________|________|____________|
                   |             |            |      |     |      |           |        |         |        |            |
___________________|_____________|____________|______|_____|______|___________|________|_________|________|____________|

|  8. Price of          | 9. Number of      | 10. Ownership     | 11. Nature of   |
|     Derivative        |    Derivative     |     Form of       |     Indirect    |
|     Security          |    Securities     |     Derivative    |     Beneficial  |
|     (Instr. 5)        |    Benefi-        |     Security      |     Ownership   |




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|                       |    cially         |     Direct (D)    |     (Instr. 4)  |
|                       |    Owned at       |     or Indirect   |                 |
|                       |    End of         |     (I) (Instr.   |                 |
|                       |    Month          |     4)            |                 |
|                       |    (Instr. 4)     |                   |                 |
|_______________________|___________________|___________________|_________________|
|                       |                   |                   |                 |
|_______________________|___________________|___________________|_________________|
|     N/A               |        0          |                   |                 |
|_______________________|___________________|___________________|_________________|
|                       |                   |                   |                 |
|_______________________|___________________|___________________|_________________|
|                       |                   |                   |                 |
|_______________________|___________________|___________________|_________________|
|                       |                   |                   |                 |
|_______________________|___________________|___________________|_________________|
|                       |                   |                   |                 |
|_______________________|___________________|___________________|_________________|
|                       |                   |                   |                 |
|_______________________|___________________|___________________|_________________|
|                       |                   |                   |                 |
|_______________________|___________________|___________________|_________________|
|                       |                   |                   |                 |
|_______________________|___________________|___________________|_________________|
|                       |                   |                   |                 |
|_______________________|___________________|___________________|_________________|

Pequot Private Equity Fund, L.P.

      By:  Pequot Private Equity Partners, LLC

      By:  /s/ Amiel Peretz        December 10, 1997
      __________________________   _________________
               Amiel Peretz        Date
3
**Signature of
  Reporting Person

**    Intentional misstatements or omissions of facts constitute
      Federal Criminal Violations.  See U.S.C. 1001 and 15 U.S.C.
      78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is sufficient, see Instruction 6 for procedure.

(1) Formerly a greater-than-10% owner. Pursuant to an investment management agreement dated November 3, 1997, Dawson-Samberg Capital Management, Inc., an affiliate of the reporting person and a registered investment adviser,




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      has sole voting power and sole investment power with
      respect to these securities. The execution of the agreement did not involve a change in the reporting person's pecuniary interest in the securities.

















































17975010.AK1